  [LOGO OF MARSH & MCLENNAN COMPANIES APPEARS HERE]




                                             1994

                                             NOTICE OF ANNUAL MEETING

                                             AND PROXY STATEMENT

[LOGO OF MARSH & MCLENNAN COMPANIES APPEARS HERE]

Dear Marsh & McLennan Stockholder:

  You are cordially invited to attend the 1994 Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc., which will be held at 10:00 a.m. on Tuesday, May 17, 1994 in the auditorium on the second floor at 1221 Avenue of the Americas, New York, New York.

  The major items of business, as outlined in this Proxy Statement, will be the election of six persons to serve as Class III directors and one person to serve as a Class I director, the approval of the Senior Management Incentive Compensation Plan, the approval of the 1994 Employee Stock Purchase Plan and the ratification of the appointment of Deloitte & Touche as independent public accountants for 1994.

  Whether you plan to come to the Annual Meeting or not, your representation and vote are important and your shares should be voted. Please complete, date, sign and return the enclosed proxy card promptly.

  As usual, we will send each stockholder a summary of the Annual Meeting. We hope to see you at the meeting.

Very truly yours,

/S/ A.J.C. Smith

Chairman of the Board
                                                                  March 31, 1994

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT
                                       OF
                        MARSH & MCLENNAN COMPANIES, INC.
                          1166 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10036-2774

  The Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, May 17, 1994 at 10:00 a.m. (local time) in the second floor auditorium at 1221 Avenue of the Americas, New York, New York for the following purposes:

    (1) To elect six persons to serve as Class III directors and one person to serve as a Class I director;

    (2) To approve the Marsh & McLennan Companies Senior Management Incentive Compensation Plan;

    (3) To approve the Marsh & McLennan Companies 1994 Employee Stock Purchase Plan;

    (4) To ratify the appointment of Deloitte & Touche as independent public accountants for the Company for its fiscal year ending December 31, 1994; and

    (5) To transact such other business as may properly be brought before the meeting.

  Only stockholders of record at the close of business on March 18, 1994 are entitled to vote at the Annual Meeting or any adjournment thereof. As of that date, 73,670,277 shares of common stock were outstanding and entitled to one vote on all matters submitted to stockholders. A list of stockholders will be available for inspection for at least ten days prior to the Annual Meeting at the principal executive offices of the Company at 1166 Avenue of the Americas, New York, New York.

  This proxy solicitation material is being mailed on or about March 31, 1994 to stockholders as of the record date with a copy of the Company's 1993 Annual Report to Stockholders, which includes financial statements for the period ended December 31, 1993.

  The matters to be acted upon are described in this Notice of Annual Meeting of Stockholders and Proxy Statement. Proxies will be voted at the Annual Meeting, or at any adjournment thereof, at which a quorum is present, in accordance with the directions on the proxy card. The holders of a majority of the Company's common stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting.

  Unless otherwise directed in the proxy, the persons named therein will vote FOR the election of the director nominees listed below, FOR approval of the Senior Management Incentive

Compensation Plan, FOR the approval of the 1994 Employee Stock Purchase Plan, and FOR the ratification of the appointment of Deloitte & Touche as the Company's independent public accountants for its fiscal year ending December 31, 1994.

  Directors are elected by a plurality of the votes cast. "Plurality" means that the individuals who receive the largest number of votes cast "For" are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted "For" a particular director (whether as a result of a direction to withhold or a broker nonvote) will not be counted in such director's favor.

  All other matters to be acted on at the Annual Meeting require the affirmative vote of a majority of the shares present at the meeting to constitute the action of the stockholders. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence. A broker nonvote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the New York Stock Exchange.

  As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

                                   DIRECTORS

  The Board of Directors is divided into three classes. The regular terms of office for the Class III, Class I and Class II directors expire at the 1994, 1995 and 1996 annual meetings of stockholders, respectively. Six persons are to be elected at the Annual Meeting to hold office as Class III directors for a term of three years and until their respective successors are elected and qualified. One person is to be elected at the Annual Meeting to hold office as a Class I director for a term expiring in 1995 and until his successor is elected and qualified. The remaining Class I and the Class II directors will not be elected at the Annual Meeting as their respective terms will continue.

  Each director has served as a director of the Company since the year indicated. Mr. Dean R. McKay, a Class II director, is retiring from the Board at the Annual Meeting. He has been a director since 1982.

  It is intended that shares represented by the proxies will be voted for the election of all of the Class III nominees and the Class I nominee listed below. In the unexpected event that any nominee should become unavailable to serve as a director prior to the Annual Meeting for any reason, the persons designated as proxies reserve full discretion to cast their votes for another person whom the Board of Directors of the Company might designate in substitution.

                        NOMINEES FOR CLASS III DIRECTORS

                            (TERMS EXPIRING IN 1997)

                    PETER COSTER                             DIRECTOR SINCE 1988

[PHOTO OF           Mr. Coster, age 54, is President of Mercer Consulting
PETER COSTER        Group, Inc. and of William M. Mercer Companies, Inc.,
APPEARS HERE]       subsidiaries of the Company. He joined Mercer in 1984 upon its acquisition of a U.K. benefits consulting firm Mr.
                    Coster joined in 1962.




                    LAWRENCE J. LASSER                       DIRECTOR SINCE 1987

[PHOTO OF           Mr. Lasser, age 51, is President and Chief Executive
LAWRENCE LASSER     Officer of Putnam Investments, Inc., a subsidiary of the
APPEARS HERE]       Company. He joined Putnam in 1969. Mr. Lasser is a trustee of the various mutual funds managed by Putnam Investment
                    Management, Inc., a subsidiary of the Company. He is a director of INROADS/Central New England Inc., and a member of the Boards of Overseers of the Museum of Fine Arts, and of The Isabella Stewart Gardner Museum, all in Boston. He is also a trustee of Beth Israel Hospital in Boston, MA and of the Buckingham, Browne and Nichols School in Cambridge,
                    MA.




                    RICHARD M. MORROW**                      DIRECTOR SINCE 1991

[PHOTO OF           Mr. Morrow, age 68, served as Chairman of the Board of
RICHARD MORROW      Westinghouse Electric Corporation during part of 1993. He
APPEARS HERE]       retired as Chairman and Chief Executive Officer of Amoco
                    Corporation in 1991. Mr. Morrow is a director of First
                    Chicago Corporation and its subsidiary, The First National
                    Bank of Chicago, and of R.R. Donnelley & Sons Company,
                    Potlatch Corporation, Seagull Energy Corporation and
                    Westinghouse Electric Corporation. He is also Chairman of the National Academy of Engineering and a trustee of the University of Chicago.

                    JOHN T. SINNOTT                          DIRECTOR SINCE 1992

[PHOTO OF           Mr. Sinnott, age 54, became President in 1990 and Co-Chief
JOHN SINNOTT        Executive Officer in 1992 of Marsh & McLennan,
APPEARS HERE]       Incorporated, a subsidiary of the Company, which he joined in 1963. Mr. Sinnott is a trustee of The College of Insurance in New York City.




                    FRANK J. TASCO*                          DIRECTOR SINCE 1979

[PHOTO OF           Mr. Tasco, age 66, became Chairman of Borden, Inc. in
FRANK TASCO         December 1993. He also serves as Chairman of the Executive
APPEARS HERE]       Committee of the Company. He retired in 1992 as Chairman of the Board and Chief Executive Officer of the Company, a position he had held since 1986. Mr. Tasco is a director of Borden, Inc., The Travelers Corporation and New York
                    Telephone Company. He is also Chairman of Phoenix House
                    Foundation.




                    R.J. VENTRES***                          DIRECTOR SINCE 1988

[PHOTO OF           Mr. Ventres, age 69, is a director of Banc One Corporation
R.J. VENTRES        and Schering-Plough Corp., and a trustee of St. Clare's
APPEARS HERE]       Hospital and Health Center in New York City. He served as
                    Chairman and Chief Executive of Borden, Inc. through March
                    1992 and as Chairman of the Executive Committee of Borden from March 1992 until December 31, 1993.

                          NOMINEE FOR CLASS I DIRECTOR

                            (TERM EXPIRING IN 1995)

                   R. J. GROVES                                      NEW NOMINEE

[PHOTO OF          Mr. Groves, age 58, is the Chairman and Chief Executive
R.J. GROVES        Officer of Ernst & Young. He is a member of the Board of
APPEARS HERE]      Trustees of the Business Council of the United Nations and
                   of the New York Public Policy Institute. He is also a member of the Board of Directors of the New York State
                   Business Council and a Managing Director of the Metropolitan Opera Association in New York City.



                               CLASS I DIRECTORS

                            (TERMS EXPIRING IN 1995)

                    LEWIS W. BERNARD***                      DIRECTOR SINCE 1992

[PHOTO OF           Mr. Bernard, age 52, is Chairman of Classroom, Inc., a non-
LEWIS BERNARD       profit educational corporation. He retired in 1991 from
APPEARS HERE]       Morgan Stanley & Co., Inc. where for almost 30 years he
                    held numerous positions, most recently chief administrative and financial officer. Mr. Bernard is a director of Morgan
                    Stanley Group Inc., and a trustee of the American Museum of Natural History, the Central Park Conservancy, The
                    Commonwealth Fund, the Educational Broadcasting
                    Corporation, the Harvard Management Company, and the John and Mary R. Markle Foundation.




                    RICHARD H. BLUM                          DIRECTOR SINCE 1985

[PHOTO OF           Mr. Blum, age 55, became Chairman and Chief Executive of
RICHARD H. BLUM     Guy Carpenter & Company, Inc., a subsidiary of the Company,
APPEARS HERE]       in 1990, having previously served as President and Chief
                    Executive. He joined Carpenter in 1958. He is also a trustee of the College of Insurance in New York City.

                    FRANK J. BORELLI                         DIRECTOR SINCE 1988

[PHOTO OF           Mr. Borelli, age 58, has been Senior Vice President and
FRANK J. BORELLI    Chief Financial Officer of the Company since 1984. He is a
APPEARS HERE]       director of Mid Ocean Reinsurance Company Ltd. and United
                    Water Resources, Inc. Mr. Borelli is Treasurer and a director of the Financial Executives Institute and is also a trustee of the New York City Chapter of the National
                    Multiple Sclerosis Society and the Nyack Hospital.




                    RICHARD E. HECKERT* **                   DIRECTOR SINCE 1989

[PHOTO OF           Mr. Heckert, age 70, retired as Chairman of the Board and
RICHARD E. HECKERT  Chief Executive Officer of E.I. du Pont de Nemours and
APPEARS HERE        Company in 1989, having joined that company in 1949. He is a director of du Pont, The Seagram Company Ltd., and Remington Arms Company, Inc. and its parent, RACI Holding,
                    Inc. Mr. Heckert is also a member of the Board of Trustees of the Carnegie Institution of Washington.




                    ROBERT M. G. HUSSON                      DIRECTOR SINCE 1985

[PHOTO OF           Mr. Husson, age 56, is Chairman of Faugere & Jutheau S.A.,
ROBERT M.G. HUSSON  an insurance broking subsidiary of the Company in France.
APPEARS HERE]       He has been employed in various capacities by Faugere &
                    Jutheau S.A. since 1972. He is also chairman of several insurance broking firms in Africa and in the Principality of Monaco, in which country he is also an insurance general agent and a director of Societe des Bains de Mer and of Credit Foncier de Monaco, a local subsidiary of the Suez
                    Group.

                    GEORGE PUTNAM                            DIRECTOR SINCE 1987

[PHOTO OF           Mr. Putnam, age 67, is Chairman of the Board of Trustees
GEORGE PUTNAM       and President of the various mutual funds managed by Putnam
APPEARS HERE]       Investment Management, Inc., a subsidiary of the Company,
                    and is Chairman of Putnam Investment Management, Inc. He is a director of The Boston Company, Inc., The Boston Safe
                    Deposit & Trust Company, Freeport-McMoRan, Inc., General
                    Mills, Inc., Houghton Mifflin Company and Rockefeller
                    Group, Inc. He is also Chairman of the WGBH Educational
                    Foundation, President of McLean Hospital, and a trustee of the Museum of Fine Arts (Boston), Massachusetts General
                    Hospital and Colonial Williamsburg Foundation.




                               CLASS II DIRECTORS
                            (TERMS EXPIRING IN 1996)

                    ROBERT CLEMENTS                          DIRECTOR SINCE 1981

[PHOTO OF           Mr. Clements, age 61, became Chairman and Chief Executive
ROBERT CLEMENTS     Officer of Marsh & McLennan Risk Capital Corp., a
APPEARS HERE]       subsidiary of the Company, in January 1994. Prior thereto
                    he served as President of the Company since 1992, having been Vice Chairman during 1991. He was Chairman of Marsh &
                    McLennan, Incorporated, a subsidiary of the Company, from 1988 until March 1992. He joined Marsh & McLennan, Ltd., a
                    Canadian subsidiary of the Company, in 1959. Mr. Clements is a director of EXEL Limited and Mid Ocean Reinsurance
                    Company Ltd. He is also an Overseer of the Institute for Civil Justice and a trustee of The College of Insurance.




                    RICHARD S. HICKOK**                      DIRECTOR SINCE 1983

[PHOTO OF           Mr. Hickok, age 68, is Chairman of Hickok Associates, Inc.,
RICHARD S. HICKOK   a financial consulting firm. He retired in 1983 from KMG
APPEARS HERE]       Main Hurdman, Certified Public Accountants, where he had
                    been Chairman. Mr. Hickok is a director of Alpine Lace
                    Brands, Inc., Comstock Resources Inc., Geonex Corporation,
                    Projectavision, Inc. and Marcam Corporation.

                    DAVID D. HOLBROOK                        DIRECTOR SINCE 1992

[PHOTO OF           Mr. Holbrook, age 55, became President in 1988 and Co-Chief
DAVID D.            Executive Officer in 1992 of Marsh & McLennan,
HOLBROOK            Incorporated, a subsidiary of the Company, which he joined
APPEARS HERE]       in 1960. Mr. Holbrook is Chairman of the Board of Directors
                    of the Theatre Development Fund in New York City, a director of Security Equity Life Insurance Company, and a trustee of The Millbrook School, Millbrook, N.Y., St.
                    Luke's/Roosevelt Hospital Center in New York and Outward
                    Bound, U.S.A.




                    ADELE SMITH SIMMONS**                    DIRECTOR SINCE 1978

[PHOTO OF           Mrs. Simmons, age 52, became President of the John D. and
ADELE SMITH         Catherine T. MacArthur Foundation in 1989. Prior thereto
SIMMONS             she was President of Hampshire College, Amherst,
APPEARS HERE]       Massachusetts. She is a director of First Chicago
                    Corporation and its subsidiary, The First National Bank of
                    Chicago, the Synergos Institute and the Union of Concerned
                    Scientists. She is also a member of the international
                    Commission on Global Governance.




                    A. J. C. SMITH*                          DIRECTOR SINCE 1977

[PHOTO OF           Mr. Smith, age 59, became Chairman of the Board and Chief
A.J.C. SMITH        Executive Officer of the Company in 1992. He also assumed
APPEARS HERE]       the duties of President in January 1994. He previously
                    served as President from 1986 to 1992. He joined William M.
                    Mercer Limited, a Canadian subsidiary of the Company, in 1961. Mr. Smith is a trustee of the various mutual funds managed by Putnam Investment Management, Inc., a subsidiary of the Company. He is also a member of the Board of Trustees of the Central Park Conservancy and the Carnegie
                    Hall Society, both in New York City.

                    PHILIP L. WROUGHTON                      DIRECTOR SINCE 1988

[PHOTO OF           Mr. Wroughton, age 60, became Chairman of Marsh & McLennan,
PHILIP L.           Incorporated, a subsidiary of the Company, in 1992, having
WROUGHTON           been Deputy Chairman since 1990. He is also Chairman of
APPEARS HERE]       C.T. Bowring & Co. Limited, a subsidiary of the Company. He joined C.T. Bowring & Co. (Insurance) Limited in 1961. He is a member of the Council of Lloyd's of London, which is the governing body of the Lloyd's insurance market, and of the Lloyd's Market Board.




  * Member of the Executive Committee, of which Mr. Tasco is Chairman.

 ** Member of the Audit Committee, of which Mr. Hickok is Chairman.

*** Member of the Compensation Committee, of which Mr. McKay, a director who is retiring at the Annual Meeting, is the Chairman.

  The Executive Committee has all the powers of the Board of Directors, when it is not in session, in the management of the business and affairs of the Company, except as otherwise provided in the Company's by-laws or in resolutions of the Board of Directors and under applicable law. The Executive Committee held one meeting during 1993.

  The Audit Committee submits recommendations to the Board of Directors with respect to the selection of the Company's independent public accountants and on any other matters it deems appropriate. It reviews the annual financial statements of the Company with the Company's independent public accountants, the practices and procedures adopted by the Company in the preparation of such statements, and the independent public accountant's annual scope of audit. The Audit Committee is required to meet at least annually with such accountants and at any time when considered appropriate by the Audit Committee or such accountants. The Audit Committee conducted six meetings during 1993.

  The Compensation Committee determines the compensation of the Company's Chief Executive Officer, approves the compensation of other senior executives of the Company and approves the retention by the Company's management of consultants on matters relating to the compensation of the Chief Executive Officer and senior executives of the Company. In addition, the Compensation Committee oversees general compensation policies and practices and administers the Company's stock-based award plans. No member of the Compensation Committee may be an employee of the Company or be eligible to receive grants under any plan that the Compensation Committee administers. The Compensation Committee conducted five meetings during 1993.

  The Board of Directors conducted five meetings during 1993. The average attendance by directors at the meetings of the Board of Directors and committees thereof was 99% and all directors attended more than 75% of the meetings of the Board of Directors and committees on which they served.

DIRECTORS' COMPENSATION

  As compensation for their services, Messrs. Bernard, Heckert, Hickok, Morrow, Putnam, Tasco and Ventres, and Mrs. Simmons, each receive, and upon election Mr. Groves will receive, a retainer of $35,000 per year plus a fee of $1,000 for each meeting of the Board of Directors or committee thereof attended or participated in, and reimbursement of related expenses. The chairman of each committee receives an additional retainer of $5,000 per year; other members of committees receive an additional retainer of $2,000 per year. Directors receiving compensation may enter into agreements with the Company deferring payment to specified dates. Moreover, upon retirement from the Board, these directors typically become advisory directors, available for consultation with management, and receive, until age 80, an annual amount equal to their Board retainer at the time of retirement. The remaining directors receive no specific compensation for their services as directors or members of any committee.

  Upon his retirement from the Company on September 1, 1992, the Company engaged Mr. Tasco as a consultant for specific business-related matters. He received $325,000 for such services in 1993.

EMPLOYMENT AGREEMENT

  Marsh & McLennan Risk Capital Corp. ("MMRCC"), a wholly-owned subsidiary of the Company, entered into an employment agreement effective January 1, 1994, with Mr. Robert Clements. In connection with this Agreement, Mr. Clements resigned from his position as President and a member of the Executive Committee of the Board of Directors of the Company, effective December 31, 1993, and became Chairman and Chief Executive Officer of MMRCC.

  Under the Agreement, the term of which expires on September 30, 1997, Mr. Clements is entitled to a base salary of $800,000 per year; a stipend of $450,000 per year as a consultant to the Company with respect to insurance-related matters and such matters as may be assigned to him by the Chief Executive Officer of the Company; minimum bonuses of $800,000 per year for the years 1994 through 1996 and $600,000 for 1997; and continued participation in the Company's various retirement and welfare plans. In addition, Mr. Clements will be entitled to certain performance payments based on the extent to which the annual rate of return on The Trident Partnership, L.P., a Cayman Islands limited partnership ("Trident") exceeds 15%. Such payments will be based upon specified percentages of MMRCC's capital raising fee and, if the annual rate of return exceeds 20%, specified percentages of amounts received by the Company from Trident.

  The Agreement also provides for Mr. Clements to provide consulting services for the period October 1997 through September 30, 1999, with potential annual extensions thereafter, for which he will be compensated at the rate of $300,000 per year. The Company has guaranteed MMRCC's obligations under the Agreement.

  If Mr. Clements' employment or consultancy is terminated by MMRCC (other than for cause or disability) or if Mr. Clements terminates his employment or consultancy for "Good Reason", Mr. Clements will be entitled to receive his base salary and stipend for the remainder of the employment period, as well as annual bonuses for the remainder of such period (at the rate of $1,000,000 per year or $750,000 for the nine-month period ending September 30, 1997). In addition, he will be entitled to his post-employment consulting fee through September 30, 1999 (or, if the consultancy has been extended beyond that date, through the September 30 next following the date of termination) and receipt of the performance payments on the basis described above. "Good Reason" is defined to include a reduction in compensation; the failure to continue Mr. Clements in his positions of Chairman and Chief Executive Officer of MMRCC during the employment period; a change in duties materially inconsistent with the status of those positions; and a change in control of the Company (as described in footnote 1 to the "Stock Option Grants in 1993" table herein) or of MMRCC (defined to mean that the Company no longer owns at least 50% of MMRCC).

                              SECURITY OWNERSHIP

  The following table reflects as of February 28, 1994 (except with respect to interests in the Company's Stock Investment Plan, which are as of December 31,
1993) the number of shares of common stock which each director, each nominee and each named executive officer has reported as owning beneficially, and which all directors, nominees and executive officers of the Company have reported as owning beneficially as a group.

                              AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)
                             ---------------------------------------------------
                                             OTHER
                             SOLE VOTING   THAN SOLE    SUBJECT TO
                                 AND      VOTING AND   EXERCISABLE
                              INVESTMENT  INVESTMENT      STOCK
NAME                            POWER      POWER(2)      OPTIONS      TOTAL
- ----                         ------------------------- -------------------------
Lewis W. Bernard............        1,000         --            --         1,000
Richard H. Blum.............          --       97,251        67,500      164,751
Frank J. Borelli............       10,963      25,750        70,388      107,101
Robert Clements.............       15,204      42,670       115,000      172,874
Peter Coster................        5,513      21,101        58,000       84,614
R. J. Groves................          500         --            --           500
Richard E. Heckert..........          500         --            --           500
Richard S. Hickok...........          --        1,000           --         1,000
David D. Holbrook...........       18,516      29,171        43,750       91,437
Robert M.G. Husson(3).......          --          200           --           200
Lawrence J. Lasser..........          274      38,200        57,500       95,974
Dean R. McKay...............        3,400         --            --         3,400
Richard M. Morrow...........        1,000         500           --         1,500
George Putnam...............      152,825      23,000           --       175,825
Adele Smith Simmons.........       77,399      48,685           --       126,084
John T. Sinnott.............        9,858      34,592        46,750       91,200
A. J. C. Smith..............       98,368      49,300       155,375      303,043
Frank J. Tasco..............       99,599      28,720       180,000      308,319
R.J. Ventres................        2,500         --            --         2,500
Philip L. Wroughton.........       12,418      19,012        62,500       93,930
All directors and executive
 officers as a group,
 including the above
 (22 individuals)...........      527,570     482,780       898,263    1,908,613

- --------
(1) As of February 28, 1994, no director, nominee or named executive officer beneficially owned more than 1% of the outstanding common stock, and all directors, nominees and executive officers as a group beneficially owned approximately 2.55% of the outstanding common stock.
(2) Includes the number of shares (i) of restricted stock that may in the future vest to such individuals, (ii) that are held indirectly for the benefit of such individuals or directly or indirectly for certain members of such individuals' families, with respect to which shares beneficial ownership is, in certain cases, disclaimed and (iii) that represent such individuals' interests as of December 31, 1993 in the Company's Stock Investment Plan but not any such interests which may have accrued since that date.
(3) Excludes 40,000 shares owned by the estate of Mr. Husson's late father-in-law. Mr. Husson's wife is one of the beneficiaries of the estate, and Mr. Husson, who disclaims beneficial ownership of the shares, is a co-executor.

  The following table reflects the number of shares of common stock beneficially owned by persons known to the Company to own more than 5% of the outstanding shares:

                                               AMOUNT AND
                                               NATURE OF   PERCENT OF COMMON
                                               BENEFICIAL STOCK OUTSTANDING AT
               NAME AND ADDRESS                OWNERSHIP   DECEMBER 31, 1993
               ----------------                ---------- --------------------
Marsh & McLennan Companies Stock Investment
 Plan(1)...................................... 4,714,885          6.41%
 1166 Avenue of the Americas
 New York, New York 10036
Invesco PLC(2)................................ 4,628,829          6.29%

- --------
(1) Under the provisions of the Stock Investment Plan, voting rights are passed through to the employees in proportion to their interests. Unvoted shares will be voted by the trustee in proportion to the shares voted. Shares held in the Plan are registered in the name of the Plan's trustee and not in the names of the individual participants. Of the 4,714,885 shares held in the Plan at December 31, 1993, 54,003 or 1.1 % were held for directors and executive officers of the Company and are included in the security ownership table above.
(2) Based upon a Schedule 13G filed by Invesco PLC, dated February 10, 1994, on behalf of itself and affiliated entities.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth cash and other compensation paid or accrued for services rendered in 1993, 1992 and 1991 (except as otherwise provided) to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) whose cash compensation exceeded $100,000.

                               ANNUAL COMPENSATION          LONG TERM COMPENSATION
                      ------------------------------------- ----------------------
                                                            RESTRICTED
                                               OTHER ANNUAL   STOCK    SECURITIES   ALL OTHER
 NAME AND PRINCIPAL         SALARY     BONUS   COMPENSATION   AWARDS   UNDERLYING  COMPENSATION
      POSITION        YEAR    ($)     ($)(2)      ($)(3)      ($)(4)   OPTIONS (#)    ($)(5)
- --------------------- ---- --------- --------- ------------ ---------- ----------- ------------
A. J. C. Smith        1993 1,000,000   675,000    82,911      449,400    100,000       40,000
 Chairman and Chief   1992   893,750 1,160,000   154,542      814,320     30,000        9,177
 Executive Officer(1)
 Marsh & McLennan
  Companies, Inc.
Lawrence J. Lasser    1993   770,000 3,200,000       --       346,413     50,000    3,115,500
 President            1992   725,000 1,650,000       --       325,050        --       108,750
 Putnam Investments,  1991   685,000 1,300,000       --       809,559     30,000          --
  Inc.
Robert Clements       1993   800,000   500,000    67,848    1,292,025     60,000       32,000
 President            1992   708,333   900,000   102,855      618,536     25,000        9,155
 Marsh & McLennan     1991   570,000   330,000       --       411,951     40,000          --
  Companies, Inc.
Richard H. Blum       1993   540,000   250,000       --       243,425     30,000       21,599
 Chairman             1992   540,000   330,000    61,624      336,166        --         9,155
 Guy Carpenter &      1991   510,000   200,000       --       230,006     25,000          --
  Company, Inc.
Peter Coster          1993   575,000   210,000    80,346      262,150     40,000       22,999
 President            1992   540,000   550,000       --       336,166        --         9,155
 Mercer Consulting    1991   495,000   200,000       --       359,715     30,000          --
  Group, Inc.

- --------
(1) In accordance with applicable Securities and Exchange Commission rules, information regarding cash and other compensation paid or accrued to Mr. Smith is provided only since 1992, the year in which he became the Chief Executive Officer.
(2) As more fully explained in last year's proxy statement, a portion of the 1992 bonuses included an additional cash amount, which in other years is paid in the form of long term compensation and which appears under the heading "Restricted Stock Awards." This accounted for $580,000 of Mr. Smith's 1992 bonus, $450,000 of Mr. Clements' 1992 bonus, $110,000 of Mr. Blum's 1992 bonus, and $275,000 of Mr. Coster's 1992 bonus. The
    Compensation Committee changed the form of these payments in 1992 because of anticipated changes in the federal tax laws for 1993 that were expected to be unfavorable to the Company and its executives. The 1993 bonuses do not include these additional cash awards. In 1994, the Compensation Committee returned to the practice of awarding long term compensation in the form of restricted stock units to each of these individuals. The restricted stock units are considered part of 1994 compensation and, therefore, will be reported in next year's Summary Compensation Table.
(3) Represents the amount of payments in applicable years to the affected individuals to cover tax liabilities arising from the funding of annuities under the Benefit Equalization Plan, which is part of the U.S. Retirement Program.
(4) At December 31, 1993, each individual in the Summary Compensation Table had outstanding shares of restricted stock with an aggregate value as follows:
    Mr. Smith, 49,300 shares worth $4,005,625; Mr. Lasser, 38,200 shares worth $3,103,750; Mr. Clements, 41,390 shares worth $3,362,938; Mr. Blum, 29,770 shares worth $2,418,813; and Mr. Coster, 19,260 shares worth $1,564,875. Holders of shares of restricted stock receive the same dividends as those paid on the outstanding shares of common stock and such shares are subject to vesting over a period of up to ten years. Vesting of such shares may be accelerated upon a change of control.

    Under the Special Severance Pay Plan, holders of restricted stock with at least 10 years of service will receive a cash payment upon forfeiture of their restricted stock if their employment with the Company terminates. The amount of such payment is based on years of service, with the individual receiving up to a maximum of 90% of the value of the restricted shares after 25 years of service, and is conditioned upon execution of a non-solicitation agreement.

    As discussed in footnote 2 above, the individuals in the Summary Compensation Table did not receive restricted stock unit awards in 1993 but did receive awards of restricted stock. In 1992, the Company accelerated the vesting of all outstanding restricted stock units (formerly called incentive units) that were awarded under the 1988 Incentive and Stock Award Plan to the individuals listed in the Summary Compensation Table. Such units, which are included in the totals in the "Restricted Stock Awards" column for 1992 and 1991, originally were scheduled to vest three years from the date of grant. As a result of the accelerated vesting, Mr. Smith received 5,760 shares of common stock from his 1992 award. Mr. Lasser received 6,760 shares from his 1991 award; he was not awarded any units in 1992. Mr. Clements received 4,140 and 2,030 shares from his 1992 and 1991 awards, respectively. Mr. Blum received 1,250 shares from his 1992 award; he was not awarded any units in 1991. Mr. Coster received 1,250 and 1,860 shares from his 1992 and 1991 awards, respectively. Because of these actions, the individuals in the Summary Compensation Table had no outstanding restricted stock units at December 31, 1993.

(5) Represents for 1993 (a) Company matching contributions under the Stock Investment Plan for Messrs. Coster and Blum of $9,433 each, and under the Stock Investment Supplemental Plan of $40,000 for Mr. Smith, $32,000 for Mr. Clements, $12,166 for Mr. Blum, and $13,566 for Mr. Coster, and (b) contributions by Putnam Investments, Inc. of $30,000 to the Putnam Profit Sharing Plan and $85,500 to the Putnam Excess Contribution Plan for Mr. Lasser. In addition, Mr. Lasser received in 1993 a special payment of $3 million reflecting his contributions to Putnam's performance over several years and not related to the annual incentive compensation program in which he participates.

STOCK OPTION GRANTS IN 1993

  The following table sets forth certain information concerning stock options granted during 1993 by the Company to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer).

                                                                       POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED
                                                                      ANNUAL RATES OF STOCK
                                                                      PRICE APPRECIATION FOR
                                   INDIVIDUAL GRANTS(1)                   OPTION TERM(2)
                         ----------------------------------------- ----------------------------
                         NUMBER OF  % OF TOTAL
                         SECURITIES  OPTIONS
                         UNDERLYING GRANTED TO EXERCISE
                          OPTIONS   EMPLOYEES   PRICE   EXPIRATION
          NAME            GRANTED    IN 1993    ($/SH)     DATE        5%($)         10%($)
          ----           ---------- ---------- -------- ---------- ------------- --------------
A.J.C. Smith............  100,000      2.8      93.625   3/15/03       5,888,026     14,921,414
Lawrence J. Lasser......   50,000      1.4      93.625   3/15/03       2,944,013      7,460,707
Robert Clements.........   60,000      1.7      93.625   3/15/03       3,532,816      8,952,848
Richard H. Blum.........   30,000      0.9      93.625   3/15/03       1,766,408      4,476,424
Peter Coster............   40,000      1.1      93.625   3/15/03       2,355,210      5,968,566
MMC Stockholders(3).....                                           4,353,112,083 11,031,640,698

- --------
(1) The options described above are non-qualified options that vest 25% a year beginning one year from March 16, 1993, the date of grant. The exercise price of these options may be paid in cash or in shares of common stock, including shares of restricted stock. In the event of a change in control of the Company, all stock options will become fully exercisable and vested, and any restrictions contained in the terms and conditions of the option grants shall lapse. If any payments made in connection with a change in control are subject to the excise tax imposed under the Federal tax laws, the Company will increase the option holder's payment as necessary to restore such option holder to the same after-tax position he would have had if the excise tax had not been imposed. "Change in Control" of the Company means generally any "person" owning securities with 50% or more of the voting power of the Company; within a two-year period (with certain exceptions) a change in directors constituting a majority of the Board of Directors; and mergers resulting in the Company's stockholders not constituting 50% or more in voting power of the surviving entity.
(2) The dollar amounts are the result of calculations at the 5% and 10% growth rates set by the SEC; the rates are not intended to be a forecast of future stock price appreciation. A zero percent stock price growth rate will result in a zero gain for optionees. A grant date valuation method was not used as the Company does not know of any formula that produces a reasonably accurate present value for employee stock options.
(3) The dollar amounts reflected herein are included for comparative purposes to show the gain that would be achieved by the holders of the outstanding common stock at the assumed appreciation rates at the end of the 10-year term of the options granted in 1993 at an exercise price of $93.625.

AGGREGATED STOCK OPTION EXERCISES IN 1993 AND STOCK OPTION VALUE AT DECEMBER 31, 1993

  The following table sets forth certain information concerning stock options exercised during 1993 by the Chief Executive Officer and each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) and the number and value of specified unexercised options at December 31, 1993. The value of unexercised in-the-money stock options at December 31, 1993 shown below is presented pursuant to SEC rules and is based on the December 31, 1993 closing price of the common stock on the New York Stock Exchange of $81.25 per share. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the common stock relative to the exercise price per share at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

                                                      NUMBER OF
                                                SECURITIES UNDERLYING
                                                     UNEXERCISED          VALUE OF UNEXERCISED
                                                     OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                  DECEMBER 31, 1993         DECEMBER 31, 1993
                                              ------------------------- -------------------------
                           SHARES
                          ACQUIRED    VALUE
                         ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          NAME               (#)       ($)        (#)          (#)          ($)          ($)
          ----           ----------- -------- ----------- ------------- ----------- -------------
A.J.C. Smith............      --         --     115,375      115,000      749,031      110,625
Lawrence J. Lasser......      --         --      45,000       50,000      245,625          --
Robert Clements.........   20,000    726,250     87,500       72,500      711,938       92,188
Richard H. Blum.........      --         --      60,000       30,000      821,063          --
Peter Coster............      --         --      48,000       40,000      210,750          --

UNITED STATES RETIREMENT PROGRAM

  The Company maintains a United States retirement program consisting of the Marsh & McLennan Retirement Plan, a non-qualified Benefit Equalization Plan and a non-qualified Supplemental Retirement Plan.

  The following table shows the estimated annual straight-life annuity benefit payable (or in the case of those covered by the Benefit Equalization Plan, the pre-tax equivalents of the after-tax benefits received) under this retirement program to employees with the specified Maximum Average Salary (average salary over the 60 consecutive months of employment that produces the highest average) and specified years of service upon retirement at age 65, including any adjustment for Social Security benefits:

                                                  YEARS OF SERVICE
                                    --------------------------------------------
              MAXIMUM
          AVERAGE SALARY               15       20       25       30       35
- ----------------------------------- -------- -------- -------- -------- --------
$  500,000......................... $141,742 $188,988 $236,236 $276,236 $301,236
$  550,000......................... $156,742 $208,988 $261,236 $305,236 $332,736
$  600,000......................... $171,742 $228,988 $286,236 $334,236 $364,236
$  650,000......................... $186,742 $248,988 $311,236 $363,236 $395,736
$  700,000......................... $201,742 $268,988 $336,236 $392,236 $427,236
$  750,000......................... $216,742 $288,988 $361,236 $421,236 $458,736
$  800,000......................... $231,742 $308,988 $386,236 $450,236 $490,236
$  850,000......................... $246,742 $328,988 $411,236 $479,236 $521,736
$  900,000......................... $261,742 $348,988 $436,236 $508,236 $553,236
$  950,000......................... $276,742 $368,988 $461,236 $537,236 $584,736
$1,000,000......................... $291,742 $388,988 $486,236 $566,236 $616,236
$1,050,000......................... $306,742 $408,988 $511,236 $595,236 $647,736
$1,100,000......................... $321,742 $428,988 $536,236 $624,236 $679,236
$1,150,000......................... $336,742 $448,988 $561,236 $653,236 $710,736
$1,200,000......................... $351,742 $468,988 $586,236 $682,236 $742,236

  The compensation of participants used to calculate the retirement benefit consists of regular salary as disclosed in the "Salary" column of the Summary Compensation Table and excludes bonuses and other forms of compensation not regularly received. For the five individuals named above, other than Mr. Lasser who participates in the Putnam Profit Sharing Plans and not in the Company's U.S. retirement program, the 1993 compensation used to calculate the Maximum Average Salary and the number of years of credited service are as follows: Mr. Smith, $1,000,000, 31 years; Mr. Clements, $800,000, 35 years; Mr. Blum, $540,000, 36 years; and Mr. Coster, $575,000, 32 years.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY, POLICIES AND PLANS FOR EXECUTIVE OFFICERS

  The Company is a professional services firm with businesses having distinct economic characteristics, marketplaces and operating conditions. The leadership position attained over time by the Company's operating subsidiaries in their respective industries--in terms of services rendered, market share, revenue, profitability and rate of growth--has been earned largely through the selection, training and development of top caliber executive, managerial and professional talent. Ongoing investment in the firm's human capital has produced favorable long-term returns to Company stockholders. Therefore, it is critical to the ongoing success of the Company that its executives continue to be among the most highly qualified and talented available in their respective business segments to lead the organization in the creation of stockholder value.

  The Compensation Committee of the Board of Directors, all of whose members are disinterested outside directors, is charged by the Company's by-laws with ensuring that the Company's compensation philosophy and policies, which are intended to attract, retain and motivate a strongly competitive staff, are "in the Corporation's best interests." To that end, the Company's executive compensation program is designed to reinforce business strategies, reflect marketplace practices and dynamics, and provide cost and tax effective forms of remuneration. The Committee reviews the program annually to consider and implement any changes necessary to achieve these ongoing objectives.

  The Company has a pay-for-performance philosophy, which is implemented through compensation policies and plans intended to enhance financial performance in a highly competitive marketplace, which includes competition from privately-held firms offering attractive equity ownership opportunities. In terms of compensation data, the Committee periodically reviews the levels of executive compensation from a number of general survey sources, with a focus on available pay data relating to strong competition for professional talent in the Company's lines of business. In addition, the Committee periodically evaluates Chief Executive Officer pay by comparing it to a report prepared by an external consultant, with the data derived from a selected group of 25-30 major corporations in diversified financial, banking, insurance and industrial business sectors. This selective grouping is broader than the peer grouping in the Comparison of Cumulative Total Shareholder Return in order to obtain a more meaningful representation of competitive compensation practices and levels for senior executive positions.

  The Chief Executive Officer of the Company heads a group of senior management officers, most of whom are executives of the Company's operating subsidiaries. These senior officers participate in a common set of compensation plans and are remunerated in accordance with award guidelines and performance criteria that reflect overall Company and individual operating unit performance. The plans, which include short-term and long-term elements, are intended to be retrospective, reflecting prior individual and organizational performance, as well as prospective, providing motivation and rewards for achieving future success. Such compensation is designed to vary directly with the combined annual and long-term performance of the employee, the operating subsidiary and the Company. Moreover, individual contributions by these executives are assessed in the context of a top management team that views itself as a professional partnership.

Short-Term Compensation (Salary and Annual Incentive Awards)

  With regard to short-term compensation, salaries are reviewed annually and increases granted by the Committee on a discretionary basis in consideration of current individual and organizational performance, length of service, affordability and the competitive marketplace. Organizational performance refers to the business unit's success in achieving business objectives and addressing conditions affecting long-term growth and profits. For participants in the senior management compensation program, salaries are compared to the top quartile of the relevant marketplace, with aggregate annual cash compensation adjusted to reflect Company performance. Salaries comprised 47% of total compensation (excluding stock options) in 1993.

  The size of the incentive award pool for senior management cash bonuses is based on profit and reflects the Company's growth in net operating income. However, the Committee may, in its sole discretion, authorize a payout of less than the full bonus pool as it did for 1993. In this regard, a specific target level is not established for the award pool, nor are minimum award levels guaranteed for bonus recipients. With respect to individual award determinations, such assessments by the Committee are largely judgmental, not formulaic, and reflect the executive's level within the organization and relative contribution (compared to the internal peer group) to the firm's earnings growth. For 1993, bonus awards to executives at Putnam Investments, Inc. reflect exceptional financial performance, while awards to individuals in the Company's other business sectors were, on average, similar to the prior year. In the senior management group, individual bonuses, which may range from no award to two times salary, averaged 31% of total compensation (excluding stock options) for 1993.

Long-Term Compensation (Restricted Stock, Restricted Stock Unit and Stock Option Awards)

  It is the Committee's strong belief that the continuing success of the Company is dependent on the effective retention and motivation of its executives. Accordingly, long-term compensation is designed to recognize the individual's past and potential contributions to the organization, and to align the executive's financial interests with those of the Company's stockholders by fostering Company stock ownership. Such equity opportunities for Company executives are made available through stockholder-approved plans that provide for restricted stock, restricted stock unit and stock option grants. Moreover, in order to help promote retention of key talent through stock ownership that is at risk, ownership rights to restricted stock, restricted stock units and stock options are acquired over time.

  Within this framework, the size of each executive officer's equity grant is determined at the sole discretion of the Committee. Such determinations include consideration of the Company's future profit performance and the individual's organizational role, current performance and potential to contribute to the long-term success of the Company, as well as a review of competitive practices on which award guidelines are based. The Committee also intends to provide for equity awards that approximate the median range of awards, according to data provided by an external consultant. These considerations, and not prior stock-based awards or Company stock ownership targets, determine the size of restricted stock grants to individuals.

  Most members of the senior management group are eligible to receive annual discretionary restricted stock grants on the basis described above. In 1993, such awards for this group accounted for 22% of total compensation (excluding stock options).

  The most senior members of the executive group are also eligible for an annual discretionary grant of restricted stock units, which are deferred stock-based awards. The awards reflect the Company's earnings and growth, with individual grants based on the subjective factors outlined above including each executive's organizational level and performance. Historically, the grant value of individual awards has ranged from approximately 50% to 100% of the executive's cash bonus. Units earned are distributable in shares and generally vest after completion of three years of service from the date of grant. No such restricted stock units were granted during 1993.

  Stock options are another element of senior management compensation. Options are generally granted on a three-year cycle (i.e., 1993, 1996). Mid-cycle grants may be awarded to promoted employees, new hires and individuals recognized for major contributions. Grants are made without reference to present holdings of unexercised options or appreciation thereon. The size of an individual grant reflects the factors discussed above including organization level, performance and marketplace practices.

Tax Considerations

  As noted above, the Company's executive compensation program is designed to be cost and tax effective. Accordingly, in light of recent U.S. tax law changes, the Committee modified the Company's bonus program at its March 1994 meeting. These modifications are submitted for stockholder approval under the heading "Proposal to Approve Senior Management Incentive Compensation Plan" in this Proxy Statement, and reflect the Committee's policy of maximizing corporate tax deductions where appropriate. With regard to future executive compensation modifications, the Committee's policy is to take actions which it deems to be in the best interest of the Company and its stockholders, recognizing, however, that payment of the compensation may not in all instances qualify for tax deductibility because of the restrictions set forth in Section 162(m) of the Internal Revenue Code.

BASIS FOR CEO COMPENSATION

  Both the quantitative and qualitative criteria referenced above are applied in assessing the performance and determining the compensation of the Chairman and Chief Executive Officer of the Company, A.J.C. Smith. The current and long-term financial performance of the Company-information which is available to all Company stockholders-are major factors in the judgmental compensation determinations made by the Committee relative to Mr. Smith. Consideration is also given to his leadership and the impact of his decision-making on the long-term health and performance of the Company. Critical aspects considered in this performance evaluation include: (1) mastery of the market and economic dynamics of each operating subsidiary, thus enabling the Chief Executive Officer to effectively evaluate and approve business strategies intended to exploit business opportunities; (2) the selection, assignment and motivation of executives at the Company and operating subsidiary levels; and (3) providing perspective and counsel to business heads to foster initiatives that enhance the position of the Company and the value of its services on a global basis.

  1993 was Mr. Smith's first full year as Chief Executive Officer. On January 1, 1993, Mr. Smith's annual base salary was increased by $50,000, or 5.3%, from its previous level of $950,000, as part of the Company's annual merit increases. With regard to cash bonus, Mr. Smith participates in the same Company annual incentive plan as other senior management officers. His 1993 award under the plan was $675,000, an increase of $95,000, or 16.4%, from the prior year. Based on the previously referenced survey conducted in 1993 on Chief Executive Officer compensation for 1992, Mr. Smith's 1993 cash compensation was positioned at about the 45th percentile of the 1992 survey market.

  In connection with long-term compensation, Mr. Smith was granted 4,800 shares of restricted stock in 1993 under terms previously described and valued at 45% of his base salary at grant. This is the same number of shares he was awarded in 1992. In addition, Mr. Smith was granted a stock option in 1993 to acquire 100,000 shares at the then fair market value of $93.625 per share. Based on the 1993 survey, on an annualized basis the size of this 1993 option grant was at about the 60th percentile of the comparison group for such awards during 1992. The number of option shares awarded to Mr. Smith is consistent with that granted to his predecessor on becoming Chief Executive Officer. Such a grant near the beginning of his tenure as Chief Executive Officer is intended to provide Mr. Smith with substantial motivation to enhance stockholder value.

  Total compensation for Mr. Smith, which includes all elements of pay from the Summary Compensation Table except stock options grants, was $2,247,311 in 1993. Based on the 1993 survey, such compensation for Mr. Smith was at about the 40th percentile of the 1992 marketplace.

Lewis W. Bernard                   Dean R. McKay                   R. J. Ventres

               COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

  The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its common stock (assuming reinvestment of dividends) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on a Company-constructed composite industry index, consisting of Alexander & Alexander Services Inc., Aon Corporation, Arthur J. Gallagher & Co., Sedgwick Group PLC and Willis Corroon Group PLC, over the five-year period from December 31, 1988 through December 31, 1993.

                            [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG THE COMPANY, S&P 500 INDEX AND COMPOSITE INDUSTRY INDEX

                                                         Composite
Measurement period                           S&P 500     Industry
(Fiscal year Covered)         The Company     Index        Index
- ---------------------         -----------    -------     ---------
Measurement PT -
12/31/88                         $ 100        $ 100        $ 100

FYE 12/31/89                     $ 144        $ 132        $ 144
FYE 12/31/90                     $ 149        $ 128        $ 127
FYE 12/31/91                     $ 161        $ 166        $ 128
FYE 12/31/92                     $ 187        $ 179        $ 141
FYE 12/31/93                     $ 171        $ 197        $ 142


                     PROPOSAL TO APPROVE SENIOR MANAGEMENT
                          INCENTIVE COMPENSATION PLAN

  The Board of Directors of the Company (the "Board") has placed a proposal to adopt the Marsh & McLennan Companies Senior Management Incentive Compensation Plan (the "Plan") on the agenda for the Annual Meeting. The Plan is intended to be a continuation of the Company's partners bonus plan, which was established in 1988 to provide annual incentive awards to those members of senior management who are directly responsible for the Company's profitability and growth, modified in part to incorporate such changes necessary to qualify for tax deductibility under Section 162(m) of the United States Internal Revenue Code (the "Code"). Had the Plan been in effect in 1993, the Compensation Committee of the Board would have been under no obligation to pay more than the amounts set forth in the bonus column of the Summary Compensation Table.

  The Plan was unanimously adopted by the Company's Compensation Committee and the Board at their respective meetings on March 15, 1994. Stockholder approval of the Plan is recommended by the Board in order to maintain the tax-deductible status of such incentive payments to the Company's Chief Executive Officer and the four most highly compensated executive officers.

  The affirmative vote of a majority of the Company's shares of common stock present or represented and entitled to vote at the Annual Meeting is required to approve the proposal set forth herein. Unless otherwise directed in the proxy, the persons named in the proxy will vote for the proposal to approve the Plan, which is described in greater detail below.

  With adoption of the Plan, the Company will preserve tax-effectiveness among existing award vehicles. Such awards are intended to foster a partnership orientation among selected members of senior management, to align their interests with those of Company stockholders by offering significant variable compensation opportunities payable in the form of cash or equity awards, and to promote and reinforce achievement of corporate, organizational, financial and business development goals.

  The Plan will be administered by the Compensation Committee of the Board of Directors or a sub-committee thereof that is qualified under Section 162(m) of the Code (the "Committee"), which shall determine the overall bonus pool and individual awards under the Plan.

  Senior executives of the Company and its subsidiaries who are selected by the Committee, will participate in the Plan. As of December 31, 1993, approximately 50 individuals were eligible to participate in the Plan.

  The Plan provides for a total award pool to be based on a percentage of actual pre-tax net operating income (defined as consolidated pre-tax income of the Company and its subsidiaries, before any provision for amounts paid or accrued in respect of annual incentive awards under the Plan or other bonus plans of the Company or its subsidiaries and before extraordinary adjustments) ("Pre-Tax Income") during the particular Plan year, with the percentage varying based on the Company's annualized growth in Pre-Tax Income. The size of the award pool in respect of a Plan year shall be an amount equal to the sum of (i) 5% of Pre-Tax Income for such year plus (ii) an additional .2% of Pre-Tax Income for each full percent growth in Pre-Tax Income compared to the prior Plan year; provided, however, that in no event shall the award pool exceed 10% of Pre-Tax Income in any given Plan year.

  The maximum award that may be granted to any individual who is a "covered employee", as that term is defined in Section 162(m)(3) of the Code, in any given Plan year is 20% of the total award pool for that year. The Compensation Committee, in its discretion, may decide to allocate less than the maximum amount of an award to any individual participant, as well as less than the maximum amount of the total award pool to all participants in the aggregate. In determining the individuals to whom awards shall be granted, and the size of such awards, the Compensation Committee shall take into account such factors as it shall deem appropriate to accomplish the purposes of the Plan.

  Payment of awards under the Plan may be made in cash or in the form of awards of restricted stock, restricted stock units or other stock-based award provided for under the 1992 Incentive and Stock Award Plan, or a successor to such plan.

  The Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of Company stockholders.

  The Plan became effective as of January 1, 1994, subject to approval of the stockholders at the 1994 Annual Meeting. If the Plan had been in effect during 1993, the maximum award pool would have approximated $47 million. Mr. Smith and the four most highly compensated executive officers of the Company would have received the same awards under the Plan as they received under the Company's partners bonus plan in 1993.

             PROPOSAL TO APPROVE 1994 EMPLOYEE STOCK PURCHASE PLAN

  The Board of Directors of the Company has placed a proposal to adopt the Marsh & McLennan Companies 1994 Employee Stock Purchase Plan (the "New Plan") on the agenda for the Annual Meeting. The New Plan, which is substantially identical to the 1990 Employee Stock Purchase Plan (the "1990 Plan"), is intended to replace the 1990 Plan after the end of the 1993-1994 offering period thereunder. The New Plan was unanimously adopted by the Company's Board of Directors at its meeting on March 15, 1994.

  The affirmative vote of a majority of the Company's shares of common stock present or represented and entitled to vote at the Annual Meeting is required to approve the proposal set forth herein. Unless otherwise directed in the proxy, the persons named in the proxy will vote for the proposal to approve the New Plan, which is described in greater detail below.

  The New Plan will be administered by the Compensation Committee of the Board of Directors. None of the members of the Compensation Committee may participate in the New Plan.

  The purpose of the New Plan is to provide eligible employees, including those who have been participants in the 1990 Plan, a convenient opportunity to purchase common stock of the Company through annual offerings financed by payroll deductions. Under the New Plan a maximum of four million (4,000,000) shares of the Company's common stock, plus the amount of shares (not to exceed 600,000) remaining in the 1990 Plan at the end of the 1993-1994 offering period thereunder, may be sold. All full-time employees with at least six months of service who are employed by the Company or a participating subsidiary will be eligible to participate in the New Plan. As of December 31, 1993, the Company and its subsidiaries had approximately 25,500 full-time employees worldwide.

  Employees who elect to participate in the New Plan may have up to twelve percent (12%) of their base compensation deducted from their pay and accumulated with interest until the end of the offering period. Participating employees may at any time withdraw from an offering and receive their contributions with interest. At the end of each offering period, each employee's payroll deduction account will be applied to the purchase of up to twenty-five thousand dollars ($25,000) (based upon the undiscounted price as of the beginning of the offering period) worth of shares of the Company's common stock. In addition, the maximum number of shares which a participating employee may purchase in any one offering period shall be the number of shares determined by dividing (i) such employee's annual base compensation as of the pay period immediately preceding the start of an offering period by (ii) the fair market value of a share of stock on such date.

  The price of such shares will be a price set by or on the basis of a formula determined by the Compensation Committee at the inception of the offering. Under the United States Internal Revenue Code and the New Plan, the price may not be less than the lesser of 85% of the fair market value of the Company's common stock at either the beginning or the end of the offering period. The New Plan also provides that if there is a change in control (as defined in the New Plan) and the Compensation Committee decides to terminate the New Plan, each participant will be paid an amount equal to the highest price paid per share in connection with the change in control for each share the participant could have purchased with his or her contributions at the trading price per share as of the first day of the offering period.

  The first offering under the New Plan will begin on October 1, 1994. Based upon the payroll deductions of the following people during the 1992-1993 offering period under the 1990 Plan, which ended on September 30, 1993, the following number of shares were purchased by the individuals listed in the table below at a dollar value based upon the undiscounted fair market value of $87.06 per share on such date:

            NAME AND POSITION              DOLLAR VALUE ($) NUMBER OF SHARES (#)
            -----------------              ---------------- --------------------
A.J.C. Smith.............................         23,855              274
Lawrence J. Lasser.......................         23,855              274
Robert Clements..........................         23,855              274
Richard H. Blum..........................         23,855              274
Peter Coster.............................         23,855              274
All Executive Officers as a Group (11 in-
 dividuals)..............................        245,726            2,823
All Current Directors who are not
 Executive Officers as a Group (10
 individuals)............................         23,855              274
All Employees, including non-Executive
 Officers, as a Group....................     49,965,352          573,919

  For United States federal income tax purposes, an employee does not realize income at the time of entry into the New Plan or at the time a share is purchased. If no disposition of the stock is made within two years from the beginning of an offering period, and one year elapses from the date the share was transferred to the employee, upon subsequent disposition of the stock ordinary income will be realized to the extent of the lesser of (i) the excess of the fair market value on the offering date over the option price or (ii) the excess of the net proceeds of sale over the price paid. Any further gain will be treated as capital gains. No income tax deduction will be allowed the Company for shares transferred to an employee, provided such shares are held for the required periods described above.

  If shares are disposed of without satisfying both holding period requirements, ordinary income will be realized at the time of such disposition in an amount equal to the difference between the fair market value of the shares as of the time such shares were purchased and the purchase price of such shares. In addition, any difference between the disposition price and the fair market value of the shares as of the time the shares were purchased will be treated as capital gain or loss. The Company will be allowed a deduction in an amount equal to the ordinary income recognized by the participant.

          TRANSACTIONS WITH MANAGEMENT AND OTHERS; OTHER INFORMATION

  During 1993, subsidiaries of the Company employed in the ordinary course of business individuals related to executive officers and directors of the Company. In addition, corporations and other entities with which directors are or were associated had insurance or other transactions with the Company and certain of its subsidiaries and affiliates in the ordinary course of business, all of which transactions were on substantially the same terms as those prevailing at the time for comparable transactions with others. None of such insurance or other transactions involved during 1993, or is expected to involve in 1994, payments to the Company and its subsidiaries and affiliates for property or services in excess of 5% of the Company's consolidated gross revenue during 1993.

  Mr. Husson has a consulting agreement with Marsh & McLennan, Incorporated, a subsidiary of the Company, which provides for Mr. Husson to act as a consultant to and managing director of Marsh & McLennan, Incorporated for compensation in addition to that as Chairman of Faugere & Jutheau S.A., a subsidiary of the Company, of at least $100,000 per year. The agreement also provides Mr. Husson with certain indemnity payments if he is dismissed prior to 1997. The Company also has an equity interest in certain insurance broking firms in Africa in which the Husson family has an equity interest, and Faugere & Jutheau maintains an exclusive correspondent relationship with an insurance broker in Monaco controlled by the Husson family.

                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Deloitte & Touche, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1994. Deloitte & Touche acted as the Company's independent public accountants for the fiscal year ended December 31, 1993. Representatives of Deloitte & Touche will attend the Annual Meeting, will have an opportunity to make a statement if desiring to do so and will be available to answer any pertinent questions.

                            SOLICITATION OF PROXIES

  The Board of Directors of the Company hereby solicits proxies for use at the 1994 Annual Meeting and at any adjournment thereof. Stockholders who execute a proxy may still attend the Annual Meeting and vote in person. A proxy may be revoked at any time before it is voted by giving to the Secretary of the Company, at the Company's principal executive offices indicated above, written notice bearing a later date than the proxy, by submission of a later dated proxy or by voting in person at the Annual Meeting. Executors, administrators, trustees, guardians, attorneys and other representatives should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated. Mere attendance at the Annual Meeting will not revoke a proxy which was previously submitted to the Company.

  The cost of this proxy solicitation is borne directly by the Company. Georgeson & Company Inc. has been retained to assist in the proxy solicitation at a fee of approximately $10,000, plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited by personal, telephonic and telegraphic communications by the Company's directors, officers and other employees. Such persons will receive no additional compensation for such services. The Company will also request brokers and other nominees to forward soliciting material to the beneficial owners of shares which are held of record by them, and will pay the necessary expenses.

                             STOCKHOLDER PROPOSALS

  Any stockholder wishing to present a proposal at the 1995 Annual Meeting of Stockholders of the Company, expected to be held on Tuesday, May 16, 1995, may submit such proposal in writing to the Company in care of the Secretary, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774. Such proposal must be received no later than December 1, 1994.

By order of the Board of Directors,

/s/ Gregory Van Gundy

Gregory Van Gundy
Secretary

   MARSH & MCLENNAN COMPANIES, INC.
   1166 AVENUE OF THE AMERICAS
   NEW YORK, NEW YORK 10036-2774

                      MARSH & McLENNAN COMPANIES, INC.
                SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN


1.   Purposes.
     --------

     The purposes of the Marsh & McLennan Companies, Inc. Senior Management Incentive Compensation Plan are to foster a partnership orientation among selected members of senior management; to align the interests of these employees with those of MMC's shareholders by offering significant variable compensation opportunities payable in the form of cash or equity awards; to promote and reinforce achievement of corporate, organizational, financial and business development goals; and to qualify the compensation paid under this Plan as "qualified performance based compensation" within the meaning of
Section 162(m) of the Code.

2.   Definitions.
     -----------

     The following terms, as used herein, shall have the following meanings:

     (a) "Award" shall mean an annual incentive compensation award granted pursuant to this Plan with respect to a Performance Period.

     (b) "Award Pool" shall mean the aggregate amount available for Awards under this Plan in respect of a Performance Period, the size of which shall be based upon the percentage of Pre Tax NOI determined pursuant to Section 5(a) hereof.

     (c)  "Board" shall mean the Board of Directors of MMC.

     (d) "Code" shall mean the Internal Revenue Code of 1986, as amended, including the regulations and other guidance issued thereunder.

     (e) "Committee" shall mean those members of the Compensation Committee of the Board who satisfy the requirements of "outside directors" within the meaning of Section 162(m) of the Code, and who shall not be fewer than two in number.

     (f) "Common Stock" shall mean the common stock, par value $1.00 per share, of MMC.

     (g)  "Company" shall mean, collectively, MMC and its subsidiaries.

     (h) "Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code.

     (i) "Deferral Plan" shall mean the Marsh & McLennan Companies, Inc. Cash Bonus Award Voluntary Deferral Plan, as amended from time to time, or any successor plan thereto, or other deferred compensation plans or arrangements of the Company.

     (j) "Extraordinary Adjustments" shall mean unusual or nonrecurring events affecting MMC or any subsidiary, or any business division or unit or the financial statements of MMC or any subsidiary, such as major restructurings, reorganizations, special dividends, consolidations, spinoffs, combinations or other corporate transactions or events or in response to changes in applicable laws and regulations (including interpretations thereof), accounting principles, tax rates and regulations or business conditions. The foregoing adjustments are intended to be objectively determinable and nondiscretionary and, as such, consistent with the qualification of Awards as "qualified performance based compensation" under
          Section 162(m) of the Code, and shall be construed accordingly. To the extent it shall be determined that any such adjustment would likely cause compensation relating to an Award to a Covered
          Employee to fail to be deductible under Section 162(m) of the Code, such adjustment shall not be authorized or made, unless otherwise determined by the Committee.

     (k) "Fair Market Value" on any given date shall mean the arithmetic mean of the high and low prices of the Common Stock on the New York
          Stock Exchange on the last trading day preceding such date.

     (l) "MMC" shall mean Marsh & McLennan Companies, Inc., a Delaware corporation.

     (m) "1992 Plan" shall mean the Marsh & McLennan Companies, Inc. 1992 Incentive and Stock Award Plan, as amended from time to time, or any successor plan thereto.

     (n) "Participant" shall mean a senior management employee of the Company who is, pursuant to Section 4 of this Plan, selected to participate herein.

     (o) "Performance Period" shall mean each fiscal year of the Company, or such other period as may be established by the Committee in a manner consistent with the requirements of Section 162(m) of the Code.

     (p) "Plan" shall mean this Marsh & McLennan Companies, Inc. Senior Management Incentive Compensation Plan, as amended from time to time.

     (q) "Pre-Tax-Income" for a Performance Period shall mean, except as otherwise provided herein, the consolidated pre-tax net operating income of the Company, as determined in accordance with generally accepted accounting principles and reported in the Company's audited financial statements for such Performance Period, before any provision for amounts paid or accrued in respect of annual incentive awards under this Plan and other bonus plans of the Company and before provision for any Extraordinary Adjustments.

3.   Administration.
     --------------

     This Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of this Plan, to administer this Plan and to exercise all the powers and authorities either specifically granted to it under this Plan or necessary or advisable in the administration of this Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions and restrictions relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to determine the form and timing of payment in settlement of an Award; to construe and interpret this Plan and any Award; to prescribe, amend and rescind rules and regulations relating to this Plan; and to make all other determinations deemed necessary or advisable for the administration of this Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under this Plan from or through any Participant) and any shareholder of MMC.

     No member of the Board or the Committee shall be liable for any action taken or determinations made in good faith with respect to this Plan or any Award granted hereunder.

4.   Eligibility.
     -----------

     Awards may be granted to senior management employees of the Company in the sole discretion of the Committee, including for this purpose senior management employees whose employment with the Company commences or terminates during the Performance Period. In determining the persons to whom Awards shall be granted, the Committee shall take into account such factors as the Committee shall deem appropriate in connection with accomplishing the purposes of this Plan.

5.   Award Pool; Payment of Awards.
     -----------------------------

     (a) The size of the Award Pool in respect of a Performance Period shall be an amount equal to the sum of (a) five percent (5%) of Pre Tax Income for such Performance Period plus (b) an additional two tenths of one percent (.2%) of Pre-Tax Income for each full percentage increase in Pre-Tax Income over the preceding Performance Period; provided, however, that in no event
                                       -----------------
shall the Award Pool in respect of any Performance Period exceed ten percent (10%) of Pre-Tax Income for such Performance Period. To the extent permitted by Section 162(m) of the Code, if the Committee establishes a Performance Period other than a fiscal year of the Company, then (1) the Award Pool for such Performance Period shall be based upon annualized Pre-Tax Income and the annualized in crease in Pre-Tax Income for such Performance Period, and (2) annualized Pre-Tax Income for such Performance Period shall be utilized for purposes of applying clause (b) above for the next succeeding Performance Period. Annualized Pre-Tax Income and the annualized increase in Pre-Tax Income shall be determined in accordance with the books and records of the Company and in a manner consistent with the terms of this Plan.

     (b) Awards granted to Participants in respect of a Performance Period shall consist of such portion of the Award Pool as the Committee may determine; provided, however, that no Participant who is a Covered Employee
           -----------------
for the calendar year with which or in which the Perfor mance Period ends may be allocated an amount in excess of twenty percent (20%) of such Award Pool. Unless other wise determined by the Committee, no payment shall be made to any such Covered Employee unless the Committee shall have previously certified that the performance goals necessary to the establishment and size of the Award Pool had been attained. The Committee shall not be obligated to grant Awards representing the entire Award Pool.

     (c) Except as hereinafter provided, all payments in respect of Awards granted under this Plan shall be made within a reasonable period after the end of the Performance Period. Such payment shall be made, in the sole discretion of the Committee, in the form of (1) cash, (2) an award of shares of restricted stock, restricted stock units or a similar stock based award, pursuant to and subject to the terms and conditions of the 1992 Plan, or (3) a combination of the foregoing. For purposes of the preceding sentence, the value of shares of Common Stock represented by the restricted stock, restricted stock units or other stock-based form of payment shall be determined based on the Fair Market Value per share of Common Stock on the date of payment. Amounts otherwise payable in cash under this Plan may be deferred in accordance with the terms and conditions of the Deferral Plan.

6.   General Provisions.
     ------------------

     (a)  Compliance with Legal Requirements.  This Plan and the granting and
          ----------------------------------
payment of Awards and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

     (b)  Nontransferability.  Awards shall not be transferable by a
          ------------------
Participant.

     (c)  No Right to Continued Employment.  Nothing in this Plan or in any
          --------------------------------
Award granted under this Plan shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in this Plan or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

     (d)  Withholding Taxes.  In the event a Participant or other person is
          -----------------
entitled to receive an Award under this Plan, the Company shall withhold from payment of such Award the amount of any taxes that the Company is required to withhold with respect to such payment.

     (e)  Amendment, Termination and Duration of this Plan. The Committee may
          ------------------------------------------------
at any time and from time to time alter, amend, suspend, or terminate this Plan in whole or in part; provided that, no amendment that requires
                          -------------
shareholder approval in order for this Plan to continue to comply with Code
Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of MMC. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Award theretofore granted under this Plan.

     (f)  Participant Rights.  No Participant shall have any claim to be
          ------------------
granted any Award under this Plan, and there is no obligation for uniformity of treatment among Participants.

     (g)  Unfunded Status of Awards.  This Plan is in tended to constitute an
          -------------------------
"unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in this Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

     (h)  Governing Law.  This Plan and all determinations made and actions
          -------------
taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

     (i)  Effective Date.  This Plan shall become effective as of January 1,
          --------------
1994, subject to the requisite approval of the shareholders of MMC in order to comply with Section 162(m) of the Code. In the absence of such approval, this Plan (and any Awards theretofore made pursuant to this Plan) shall be null and void.

     (j) Interpretation. This Plan is designed and intended to comply, to the
         --------------
extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply. If any provision of this Plan shall be determined by the Internal Revenue Service or a court of competent jurisdiction to be contrary to said Section 162(m), said provision shall be limited to the extent necessary so that such provision complies with said
Section 162(m) and such determination shall not affect any other provisions of this Plan, which provisions shall remain in full force and effect.

                         MARSH & McLENNAN COMPANIES
                      1994 EMPLOYEE STOCK PURCHASE PLAN


          1.   Purpose.  The purpose of the Plan is to provide eligible
               -------
employees a convenient opportunity to purchase Stock through annual offerings financed by payroll deductions.

          2.   Definitions.  The following terms, when used in the Plan, shall
               -----------
have the following meanings:

          (a) "Base Compensation" -- Base Compensation shall be an employee's total compensation received during an offering period as determined under the Code for computing taxes for FICA purposes, including contributions made by the Company on behalf of each employee to any tax-qualified pension benefit plan pursuant to Section 401(k) of the Code, but shall exclude any bonus, incentive or other similar extraordinary remuneration received by such employee. In addition, "Base Compensation" shall include that portion of commissions earned by those employees of Putnam Investments, Inc. or its subsidiaries who are wholesalers or defined contribution plan sales representatives, which portion, for any such employee, when added to other compensation included in this definition, does not exceed $125,000, or such other figure as may subsequently be approved by the Committee.

          (b)  "Board"  -- The Board of Directors of MMC.

          (c)  "Code" -- The Internal Revenue Code of 1986, as amended.

          (d)  "Committee"  -- The Compensation Committee of the Board.

          (e)  "Company"  -- MMC and its Subsidiaries.

          (f) "Exchange Act" -- The Securities Exchange Act of 1934, as amended.

          (g) "Fair Market Value" -- Fair Market Value of a share of Stock on a given date shall be the average of the high and low prices of the Stock on the New York Stock Exchange, Inc. composite tape on such date, or if no sales of the Stock were made on said Exchange on that date, the average of the high and low prices of the Stock on the next preceding day on which sales were made on said Exchange.

          (h) "MMC" -- Marsh & McLennan Companies, Inc., a Delaware corporation.

          (i) "Plan" -- this Marsh & McLennan Companies 1994 Employee Stock Purchase Plan.

          (j)  "Stock" -- Common stock, par value $1.00 per share, of MMC.

          (k) "Subsidiary" -- a corporation is a Subsidiary of MMC if it meets the test of Section 424(f) of the Code and the regulations promulgated thereunder.

          3.   Administration. The Plan shall be administered by the Committee,
               --------------
which shall be composed of disinterested persons as such term is defined in the rules of the Securities and Exchange Commission, and whose actions and determinations on matters related to the Plan shall be conclusive. Subject to the express provisions of the Plan, the powers of the Committee include having the authority, in its discretion, to:

          (a) define, prescribe, amend and rescind rules, regulations, procedures, terms and conditions relating to the Plan;
and

          (b) make all other determinations necessary or advisable for administering the Plan, including, but not limited to, interpreting the Plan, correcting defects, reconciling inconsistencies and resolving ambiguities.

          4.   Stock Subject to the Plan.  (a) The aggregate number
               -------------------------
of shares of Stock which may be sold under the Plan shall not exceed four million (4,000,000), plus the number of shares of Stock (not to exceed 600,000 shares) remaining unsold under the MMC 1990 Employee Stock Purchase Plan after the end of the 1993-1994 offering period thereunder.

          (b) If the number of shares of Stock that participating employees become entitled to purchase is greater than the shares of Stock offered in a particular offering period or remaining available, the available shares of Stock shall be allocated by the Committee among such participating employees in such manner as it deems fair and equitable.

          (c) In the event of any change in the Stock, through recapitalization, merger, consolidation, stock dividend or split, combination or exchanges of shares or otherwise, the Committee may make such equitable adjustments in the Plan and the then outstanding offerings as it deems necessary and appropriate, including but not limited to changing the number of shares of Stock reserved under the Plan, and the price of the current offering.

          (d) Shares of Stock which are to be delivered under the Plan may be obtained by MMC from its treasury, by purchases on the open market or from private sources, or by issuing authorized but unissued shares of its Stock. Any issuance of authorized but unissued Stock shall be approved by the Board or the Committee. Shares of authorized but unissued Stock may not be delivered under the Plan if the purchase price thereof is less than the par value of the Stock. Subject to the provisions of Section 8(b) below, fractional shares of Stock may be issued and sold under the Plan.

          5. Eligibility. All employees of MMC or such of its Subsidiaries as
             -----------
shall be designated by MMC will be eligible to participate in the Plan, in accordance with such rules as may be prescribed from time to time; provided, however, that such rules shall neither permit nor deny participation in the Plan contrary to the requirements of the Code (including, but not limited to, Section 423(b)(3), (4) and (8) thereof) and regulations promulgated thereunder. No employee shall be eligible to participate in the Plan if his or her customary employment is less than 20 hours per week or if he or she has been employed by the Company for less than six months. No employee may be granted an option under the Plan if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the Stock of MMC or any subsidiary. For purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

          6. Offerings, Participation. (a) MMC may make one or more offerings
             ------------------------
of 12 months' duration each, to eligible employees to purchase Stock under the Plan, and an eligible employee may participate in such offering at such time(s) as determined by the Committee by authorizing a payroll deduction for such purpose in terms of whole number percentages up to a maximum of twelve percent (12%) of his or her Base Compensation. The Committee may at any time suspend an offering if required by law or the best interests of the Company. MMC's obligation to sell and deliver Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such Stock.

          (b) Each participant in an Offer may be requested to notify the Company of any disposition of shares of Common Stock purchased pursuant to the Plan prior to the expiration of the holding periods set forth in section 423(a) of the Code.

          7. Deductions. (a) The Company will maintain payroll deduction
             ----------
accounts for all participating employees, and shall credit such accounts with interest at such rate as the Committee may from time to time determine. All funds received or held by the Company under the Plan need not be segregated from other corporate funds and may be used for any corporate purpose.

          (b) Subject to rules, procedures and forms adopted by or at the direction of the Committee, an employee may at any time increase, decrease or suspend his or her payroll deduction or may withdraw the balance of his or her payroll deduction account and thereby withdraw from participation in an offering.

          (c) Any balance remaining in any employee's payroll deduction account at the end of an offering period will be repaid to such employee.

          (d) In the event of a participating employee's retirement, death or termination of employment, his or her participation in any offering under the Plan shall cease, no further amounts shall be deducted pursuant to the Plan, and the balance in the employee's account shall be paid to the employee, or, in the event of the employee's death, to the employee's beneficiary under the MMC basic group life insurance program.

          8. Purchase, Limitations. (a) Within the limitations of Section 8(d)
             ---------------------
below, each employee participating in any offering under the Plan will be granted an option, upon the effective date of such offering, for as many shares of Stock as the amount of the employee's payroll deduction account at the end of any offering can purchase.

          (b) As of the last day of the offering period, the payroll deduction account of each participating employee shall be totaled. Subject to the provisions of Section 7(b) above, if such account contains sufficient funds to purchase one or more shares of Stock as of that date, the employee shall be deemed to have exercised an option to purchase the largest number of shares of Stock at the price determined under Section 8(c) below; such employee's account will be charged, on that date, for the amount of the purchase, and for all purposes under the Plan the employee shall be deemed to have acquired the shares of Stock on that date. The registrar for MMC will make an entry on its books and records evidencing that such shares (including any partial share) have been duly issued as of that date; provided, however, that an employee may in the alternative elect in writing prior thereto to receive a stock certificate representing the amount of such full shares acquired (the value of any partial share to be returned to such employee by check).

          (c) On or before the effective date of each offering, the Committee shall determine the purchase price of the shares of Stock which are to be sold under the offering or the formula for determining such price; provided, however, that no such price may be less than the lesser of (i) an amount equal to 85 percent of the Fair Market Value of the Stock at the time such option is granted, or (ii) an amount equal to 85 percent of the Fair Market Value of the Stock at the time such option is exercised.

          (d) No employee may be granted an option under the Plan which permits his or her rights to purchase Stock under the Plan, and any other stock purchase plan of MMC and its subsidiaries qualified under Section 423 of the Code, to accrue at a rate which exceeds $25,000 (or such amount as may be adjusted from time to time under pertinent regulations of the Code) of the Fair Market Value of such Stock (determined at the effective date of the offering) for each calendar year in which the option is outstanding at any time. In addition, the maximum number of shares which a participating employee may purchase pursuant to any one offering period shall be the number of shares determined by (i) multiplying the amount of the participating employee's Base Compensation as of the pay period immediately preceding the date he or she is first granted an option pursuant to such offering period by the number of pay periods from such date to the end of the offering period, and (ii) dividing that product by the Fair Market Value of a share of Stock on such date.

          (e) None of the rights or privileges of a stockholder of MMC, including without limitation rights to vote and receive dividends, shall exist with respect to shares of Stock purchased under the Plan until the date on which the shares of Stock are deemed to be acquired pursuant to Section 8(b) above.

          (f) (i) Notwithstanding anything in the Plan to the contrary, in the event of a change in control of the Company, if the Committee determines that the operation or administration of the Plan could prevent participating employees from obtaining the benefit of the timely exercise of their options under the Plan, the Plan may be terminated in any manner deemed by the Committee to provide equitable treatment to participating employees. Equitable treatment may include, but is not limited to, the payment to each participating employee of the amount of contributions and interest standing to such participating employee's account as of the date of the change in control, plus an additional amount determined by (A) calculating the number of full shares of stock that could have been purchased for the participating employee immediately prior to the change in control with such amount at the purchase price (determined under Section 8(c)) at the time the option is granted (the "Purchase Price") and (B) multiplying that number of Shares by the difference between the Purchase Price per Share and the highest price paid per share of Stock in connection with the change in control of the Company.

               (ii) For purposes of the Plan, a "change in control" of the Company shall have occurred if:

               (A) any "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

               (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A),
(C) or (D) of this Section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

               (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquired more than 50% of the combined voting power of the Company's then outstanding securities; or

               (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

          9. No Transfer. (a) No option, right or benefit under the Plan may
             -----------
be transferred by a participating employee other than by will or the laws of descent and distribution, and all options, rights and benefits under the Plan may be exercised during the participating employee's lifetime only by such employee.

          (b) Book entry accounts, or certificates for Stock purchased under the Plan may be maintained, or registered, as the case may be, only in the name of the participating employee, or, if such employee so indicates on an appropriate form provided by the Company, in his or her name jointly with a member of his or her family, with right of survivorship. An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may have such account maintained, or such certificates registered, in the employee's name as tenant in common with a member of the employee's family, without right of survivorship.

         10. Effective Date of the Plan.  The Plan shall become effective
             --------------------------
upon its approval by the affirmative vote of the holders of a majority of the outstanding shares of Stock present, or represented, and entitled to vote at the meeting of stockholders of MMC to be held on May 17, 1994, or any adjournment thereof.

         11. Amendment and Termination. Subject to the provisions of Section
             -------------------------
4(b) above, the Plan shall terminate coincident with the completion of any offering under which the limitation on the total number of shares in Section 4(a) above has been reached. The Board may at any time terminate the Plan, or make such amendment of the Plan as it may deem advisable.

          12.  Governing Law.  The Plan shall be interpreted, construed and
               -------------
administered in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws, to the extent not preempted by federal law.

                        MARSH & MCLENNAN COMPANIES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          FOR THE 1994 ANNUAL MEETING

  The undersigned hereby appoints A.J.C. Smith and Gregory Van Gundy proxies (each with power to act alone and with the power of substitution) of the undersigned to vote as directed below all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc. to be held on Tuesday, May 17, 1994 at 10:00 a.m. (New York City time) in the Auditorium, 2nd Floor, 1221 Avenue of the Americas, New York, New York and at any adjournment thereof.


             IMPORTANT--This Proxy must be signed and dated on the reverse side.

                      MARSH & MCLENNAN COMPANIES, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     1. Election of Directors.                                 For all
        Nominees: Peter Coster,                   For Withheld Except Nominee(s)
        Lawrence J. Lasser, Richard M. Morrow,    Written Below
1994    John T. Sinnott, Frank J. Tasco,
        R.J. Ventres, R.J. Groves                 [ ]    [ ]     [ ]___________

                                                  For  Against  Abstain

     2. Approval of Senior Management
 P      Incentive Compensation Plan.              [ ]    [ ]     [ ]

 R                                                For  Against  Abstain

 O   3. Approval of 1994 Employee
        Stock Purchase Plan.                      [ ]    [ ]     [ ]
 X
                                                  For  Against  Abstain
 Y
     4. Ratification of Deloitte & Touche
        as auditors for 1994.                     [ ]    [ ]     [ ]

                                                  For  Against  Abstain



                                 Sign here as name(s) appears on reverse side of card.


                                             Dated ___________, 1994


                                 (x)
                                 ----------------------------------------------

THIS PROXY WHEN PROPERLY         (x)
EXECUTED WILL BE VOTED           ----------------------------------------------
IN THE MANNER DIRECTED
HEREIN. IF NO DIRECTIONS
ARE MADE, THIS PROXY             The signer hereby revokes all proxies
WILL BE VOTED FOR ITEMS          heretofore given by the signer to vote at
1, 2, 3, AND 4.                  said meeting or any adjournments thereof. If
                                 signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.


      RETURN THIS PROXY CARD PROMPTLY USING THE ACCOMPANYING ENVELOPE.

                        CONFIDENTIAL VOTING INSTRUCTIONS
                MARSH & MCLENNAN COMPANIES STOCK INVESTMENT PLAN
                        MARSH & MCLENNAN COMPANIES, INC.
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 17, 1994

  By signing and returning this card, the undersigned directs Bankers Trust Company, Trustee under the Marsh & McLennan Companies Stock Investment Plan, to vote in person or by proxy all shares of stock of Marsh & McLennan Companies, Inc. (the "Company") allocated to the undersigned under said Plan upon all matters at the Annual Meeting of Stockholders of the Company on May 17, 1994 and at any adjournment thereof.

  Provided this card is received by May 13, 1994, voting rights will be exercised by the Trustee as directed or, if not specifically directed, FOR the Items stated herein. Under the Plan, the Trustee shall vote all other shares in the same proportion as those shares for which it has received a signed instruction card.


             IMPORTANT--This Proxy must be signed and dated on the reverse side.

                      MARSH & MCLENNAN COMPANIES, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     1. Election of Directors.                                 For all
        Nominees: Peter Coster,                   For Withheld Except Nominee(s)
        Lawrence J. Lasser, Richard M. Morrow,    Written Below
        John T. Sinnott, Frank J. Tasco,
        R.J. Ventres, R.J. Groves                 [ ]    [ ]     [ ]___________

                                                  For  Against  Abstain

     2. Approval of Senior Management
        Incentive Compensation Plan.              [ ]    [ ]     [ ]

                                                  For  Against  Abstain

     3. Approval of 1994 Employee
        Stock Purchase Plan.                      [ ]    [ ]     [ ]

                                                  For  Against  Abstain

     4. Ratification of Deloitte & Touche
        as auditors for 1994.                     [ ]    [ ]     [ ]

                                                  For  Against  Abstain



                                 Sign here as name(s) appears on reverse side of card.


                                             Dated ___________, 1994


                                 (x)
                                 ----------------------------------------------

THE ALLOCATED SHARES WILL        (x)
BE VOTED IN THE MANNER           ----------------------------------------------
DIRECTED HEREIN BY THE
UNDERSIGNED. IF NO
DIRECTIONS  ARE MADE, THEY       The signer hereby revokes all proxies
WILL BE VOTED FOR                heretofore given by the signer to vote at
ITEMS 1, 2, 3, AND 4.            said meeting or any adjournments thereof. If
                                 signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.



      RETURN THIS PROXY CARD PROMPTLY USING THE ACCOMPANYING ENVELOPE.